UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 12b-25

________________

Commission File Number ___52198_____

NOTIFICATION OF LATE FILING

(Check One):   |X| Form 10-K    |_| Form 11-K    |_| Form 20-F    |_| Form 10-Q  |_| Form N-SAR

For Period Ended: DECEMBER 31, 2007

|_|   Transition Report on Form 10-K

|_|   Transition Report on Form 20-F

|_|   Transition Report on Form 11-K

|_|   Transition Report on Form 10-Q

|_|   Transition Report on Form N-SAR

For the Transition Period Ended:

      Read attached instruction sheet before preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I

REGISTRANT INFORMATION

KINGSWAY CAPITAL, INC.

_____________________________________________________

Full Name of Registrant

_____________________________________________________

Former Name if Applicable

10529 Slater Ave_____________________________________________________

Address of Principal Executive Office (Street and Number)

Fountain Valley, CA 92708

_____________________________________________________

City, State and Zip Code

PART II

RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a)

The reasons described in reasonable detail in Part III of this form could not be eliminated  without  unreasonable  effort or expense;

[x]  (b) The subject  annual  report,  semi-annual  report,  transition report on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR,  or portion  thereof will be filed on or before the 15th  calendar day  following  the   prescribed  due  date;  or  the  subject quarterly report or transition report on Form 10-Q, or portion thereof  will be filed on or  before  the fifth  calendar  day following the prescribed due date; and

(c)

The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

      State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the  transition  report  portion  thereof  could  not  be  filed  within  the prescribed time period. (Attach extra sheets if needed.)

The  Registrant  was  unable to file its  annual  report on Form  10-KSB for the fiscal year ended December 31, 2007 due to a delay in obtaining and compiling information required to be included in the Company's Form 10-KSB.  In accordance with Rule 12b-25 of the Securities Exchange Act of 1934, the Company will file its Form 10-KSB no later than the 15th calendar day following the prescribed due date.

PART IV

OTHER INFORMATION

(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

      Nghi Mac                                        408              833-0001

      _____________________________________________________

      (Name)

     (Area Code)   (Telephone Number)

(2)   Have all other periodic  reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                 |X| Yes  |_| No

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |_| Yes  |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

KINGSWAY CAPITAL, INC.

______________________________________________

(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2008

By: /s/ Nghi Mac__________________

Nghi Mac

Title: Chief Executive Officer, Principal

Financial Officer and Director

          INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).